Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
July 24, 2015

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the second quarter of 2015. For the quarter, the Company reported earnings per share of $1.33 and record revenues of $1.68 billion, compared to EPS and revenues of $1.01 and $1.49 billion, respectively, for the same period last year. During the second quarter, our EPS reflected strong operating performance by most of our businesses.

During the second quarter, the company repurchased 1.7 million shares of its common stock for $50 million. This year, we have repurchased $75 million of our stock and have $143.6 million of availability under our current authorization.

We pre-paid in full during the second quarter approximately $340 million of secured railcar leasing debt known as TRL VI that we issued in 2008. We used a portion of the railcars from TRL VI to secure a $250 million borrowing under our $1 billion leasing warehouse facility at a current interest rate that is more than 350 basis points lower than the TRL VI interest rate. The railcar assets used to secure the warehouse advance, and those that remain fully unencumbered, are available for use in future financings or sales to institutional investors. This loan prepayment and warehouse borrowing were included in our previous earnings guidance.

During the second quarter, as previously announced, we divested the assets of our galvanizing business for $51 million and recorded a pretax gain of $7.8 million within the Construction Products Group. The impact of this divestiture was not included in our previous earnings guidance.

We invested approximately $179 million in leased railcar additions to our own lease fleet during the second quarter. This investment was partially offset by $149 million of leased railcar sales from our lease fleet. Leased railcars remain a very good investment for us, offering attractive returns with solid cash flow while the railcars are in our fleet, and the opportunity for additional profit recognition when sold to third parties, including institutional investors.

Finally, we invested $47 million in capital expenditures during the quarter across a number of our manufacturing businesses and at the corporate level.

We have significant cash on hand and access to capital through our committed lines of credit at both the corporate and leasing levels.  Both our corporate revolver and our leasing warehouse facility were renewed during the second quarter at higher levels of availability with extended termination dates. At the end of the second quarter, our liquidity position remains strong at $1.77 billion.

As provided in our press release yesterday, we increased our annual guidance for 2015 to $4.45 to $4.75 from $4.10 to $4.45. We expect the level of EPS in the second half of the year to be relatively evenly split between the third and fourth quarters.

In 2015, as Steve mentioned, we expect our Rail Group to deliver between 33,000 and 34,500 railcars during the year, which maintains our previous guidance range. This will result in total revenues for the Rail

Group of between $4.35 billion and $4.45 billion and an expected operating margin of 19% to 19.5%. TrinityRail’s strong railcar backlog was enhanced by the solid level of railcar orders taken during the second quarter. It continues to provide a high level of production visibility for our railcar operations in future years.

We expect our Leasing Group to record 2015 operating revenues, excluding leased railcar sales, of $675 million to $700 million, with operating profit from operations of $315 million to $330 million. As a reminder, maintenance expenses tend to be higher in the back half of each year due to timing of the services performed.

Our 2015 guidance includes earnings and cash flow from the sale of leased railcars which are reported in both the Rail and Leasing Groups. Year to date, these earnings totaled $0.47 per share, of which $0.36 per share was reported in the Leasing Group. Sales of leased railcars to Element Financial under the $2 billion strategic railcar alliance totaled approximately $350 million year-to-date, bringing the cumulative total to more than $1.3 billion since program inception in 2013. We expect to fulfill the alliance during the remainder of 2015, and our guidance assumes these sales to Element will be split roughly equally between the Rail and Leasing Groups.

In 2015, we anticipate the Leasing Group will report proceeds from sales of leased railcars from the lease fleet of approximately $775 million to $825 million with profit of $210 million to $240 million, which includes sales to Element as well as other institutional investors and third parties. The increase in this guidance compared to our previous guidance is primarily due to certain Element sales moving from the Rail Group to the Leasing Group. This increase in guidance is offset by a higher level of deferred profit eliminations which I will discuss shortly. The total level of profitability expected from the sale of leased railcars, reflected in the Rail and Leasing Groups, remains substantially unchanged in 2015 compared to our previous guidance.

Earnings and cash flow generation from the sales of leased railcars are expected to be a normal part of our business model going forward and reflect the strength of TrinityRail’s lease origination and servicing capabilities. The level of such transactions will vary from quarter to quarter. Our railcar investment platform provides Trinity with a unique level of financial flexibility for a diversified industrial company.

As we originate a lease, we have the flexibility to retain the asset in our wholly-owned portfolio for the long-term or for a period of time, and then sell the leased railcar; or we can sell the leased railcar into a railcar investment vehicle. The capital generated through our railcar investment platform provides us with the financial flexibility to reinvest in our railcar leasing and management services platform, our portfolio of diversified industrial businesses, or in other investments that will enhance shareholder returns. The level of interest in acquiring leased railcars remains high among institutional investors.

We expect our Energy Equipment Group to generate 2015 revenues of $1.1 billion to $1.2 billion with an operating margin of 11.5% to 12.5%. We were pleased during the quarter to receive orders for $184 million of wind towers, which provides us with production visibility for that business through 2016.

We expect our Construction Products Group to record 2015 revenues of $525 million to $540 million with an operating margin of 9% to 10%. The change in the guidance range from the previous quarter reflects the portfolio restructuring completed in the first half of the year and the gain from the asset divestiture in the second quarter. We continue to experience headwinds associated with uncertainty around highway funding at the federal and state levels in addition to the ongoing highway litigation. We are pleased with the performance and opportunities within our aggregates businesses.

Our Inland Barge Group is expected to report 2015 revenues of $680 million to $700 million with a full year operating margin of 17% to 18%. The increase in guidance is a direct result of the productivity improvements made within our barge facilities.

Corporate expenses are expected to range from $115 million to $125 million during 2015, which includes ongoing litigation-related expenses. This range now includes the pro-rated $2 million of the $3.9 million annual premium associated with the appeal bond we posted during the second quarter to stay the execution of the highway litigation judgment.

In 2015, we now expect to eliminate between $1 billion and $1.1 billion of revenue and defer between $200 million and $225 million of operating profit due to the addition of new railcars to our lease fleet, and the timing of sales to institutional investors of new, leased railcars manufactured by the Rail Group. We eliminated $475 million of revenue and deferred $98 million of profit due to the addition of new railcars to our lease fleet in the first half of the year. We expect to eliminate between $375 million and $400 million of revenues from other intercompany transactions during the year.

Our annual EPS guidance also includes the following assumptions:
•A tax rate of approximately 33.7%, though this rate could vary quarter-to-quarter;
•The deduction of between $30 million and $35 million of non-controlling earnings due to our partial ownership in TRIP and RIV 2013;
•A reduction of 17 cents per share due to the two class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement; and
•Dilution of approximately 7 cents per share from the convertible notes

As it pertains to cash flow, we expect the annual net cash investment in new railcars in our lease fleet to be between $160 million and $185 million in 2015, after considering the expected proceeds received from leased railcar sales during the year and the purchase of TRL I that was conducted in the first quarter.

Full-year manufacturing and corporate capital expenditures for 2015 are expected to be between $250 million and $300 million.

We remain very well positioned with a combined $7.8 billion backlog in our railcar, inland barge, and wind towers businesses that will generate incremental earnings and cash flow to enhance our strong balance sheet and liquidity position.

As we prepare for our question and answer session, please note that Theis’ remarks today related to highway litigation were very thorough. We would ask that your questions today focus on our operations and financial performance.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --